EXHIBIT 99.1

MILLER ENERGY RESOURCES REPORTS SECOND QUARTER RESULTS
——————————————————————————
Reports 74% Increase in Revenues to $18.8 Million and 147% Increase in Production

KNOXVILLE, Tenn. - (December 10, 2013) -Miller Energy Resources, Inc. (“Miller”) (NYSE: MILL) reported its results today for the second quarter of fiscal 2014, which ended October 31, 2013. Revenues for the quarter were $18.8 million compared to $10.8 million in the second quarter of the prior fiscal year, primarily driven by a 147% increase in net production, from 78,145 BOE to 193,261 BOE, over that same period. Loss before income taxes was $9.8 million for the second quarter of fiscal 2014, compared to a loss before income taxes of $10.0 million for the second quarter of fiscal 2013. Adjusted EBITDA for the second quarter of fiscal 2014 was approximately $5.9 million, compared to an adjusted EBITDA loss of approximately $1.3 million in the second quarter of fiscal 2013.
“Production in Alaska grew significantly during the second quarter of fiscal 2014, resulting in record breaking revenues for the three and six months ended October 31, 2013. At our current pace, we believe we will more than double our fiscal 2013 revenue of $34.8 million during fiscal 2014, driving increased cash flows in the process,” said Scott M. Boruff, Miller’s Chief Executive Officer. “I am proud to announce that we reached our goal of producing over 4,000 BOEPD before December 31, 2013, with daily gross production of approximately 4,015 BOEPD at the end of November 2013.”
“It is an incredibly busy time at Miller as we continue our aggressive drilling program in Alaska, where we have two drilling rigs at work on our WMRU-8 and Otter #1 wells, and we are preparing to spud our RU-9 offshore oil well. We are also making considerable progress towards closing the acquisition of the North Fork Unit and its associated pipeline before the end of fiscal 2014,” Mr. Boruff concluded.

Second Quarter Highlights

•	Total revenues were $18.8 million for the second quarter of fiscal 2014 compared to $10.8 million in the second quarter of fiscal 2013 primarily due to increased production.

•
Our gross margin percentage on oil and natural gas sales increased to 67% for the second quarter of fiscal 2014 compared with 40% for the second quarter of fiscal 2013, due to our low variable operating costs.

•	Average realized oil prices declined 3% to $102.65 per barrel in the second quarter of fiscal 2014 compared with $105.68 in the second quarter of fiscal 2013.

•
Net production, excluding fuel gas, increased by 147% to 193,261 BOE for the second quarter of fiscal 2014 compared with 78,145 BOE in the second quarter of fiscal 2013. The increase in production was primarily due to new production coming online from our RU-1A, RU-2A, and RU-5B oil sidetracks and our RU-3 and RU-4 gas wells.

•	Invested $51.1 million in capital expenditures during the second quarter of fiscal 2014, primarily to accelerate oil and gas development opportunities in Alaska.

•	Raised a total of $23.1 million in net proceeds through an initial public offering of our Series D Preferred Stock at a price of $23.13, net of issuance costs.

•
Entered into the Sixth Amendment to our Apollo Credit Facility which allowed us to borrow an additional $20.0 million at a temporarily reduced interest rate of 9%. For the full terms of this amendment, please refer to our filings with the Securities and Exchange Commission online at www.sec.gov.

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MILL Reports Second Quarter Results

December 10, 2013

Subsequent to the end of the second quarter of fiscal 2014, we brought our Sword #1 well online on November 20, 2013 with an initial production rate of 883 BOEPD. We also spudded our WMRU-8 oil well on November 28, 2013, and we expect to reach total depth on this well within 90 days.

Second Quarter Results
As noted above, revenues were $18.8 million in the second quarter of fiscal 2014 compared to $10.8 million in the second quarter of the prior fiscal year, an increase of approximately 74% year-over-year, primarily due to additional production being brought online in Alaska.
Costs and direct expenses rose to $23.1 million in the second quarter of fiscal 2014 from $16.9 million in the second quarter of fiscal 2013. Oil and gas operating costs increased to $6.2 million in the second quarter of fiscal 2014 compared with $4.9 million in the second quarter fiscal 2013. General and administrative expenses were $7.1 million in the second quarter of fiscal 2014 compared with $6.2 million in the second quarter of fiscal 2013, primarily due to increases in salaries and professional fees. Depreciation, depletion and amortization expense rose to $9.0 million in the second quarter of fiscal 2014 compared with $3.1 million in the second quarter of fiscal 2013, primarily as a result of increased production from our Alaska properties and Rig-35 being in service during the second fiscal quarter of 2014.
Operating loss for the second quarter of fiscal 2014 was $4.3 million compared with an operating loss of $6.1 million in the second quarter of fiscal 2013.
Other expense was $5.6 million in the second quarter of fiscal 2014 compared with $3.9 million in the second quarter of fiscal 2013. The results for the second quarter of fiscal 2014 included a $4.2 million loss on derivatives compared with a $2.0 million loss on derivatives in the second quarter of fiscal 2013.
Loss before income taxes decreased to $9.8 million for the second quarter of fiscal 2014, compared to a loss before income taxes of $10.0 million for the second quarter of fiscal 2013.
Adjusted EBITDA rose to $5.9 million for the second quarter of fiscal 2014 as compared to an adjusted EBITDA loss of $1.3 million in the second quarter of fiscal 2013.
The Company recorded a net loss attributable to common stockholders of $8.3 million, or $0.19 per diluted share, for the second quarter of fiscal 2014, compared to a net loss attributable to common stockholders of $6.4 million, or $0.15 per diluted share, for the same period in fiscal 2013.

Six Months Results
Total revenue for the first half of fiscal 2014 rose to $31.8 million compared with $19.1 million for the first half of fiscal 2013, an increase of approximately 66% year-over-year, primarily due to additional production being brought online in Alaska.
Costs and direct expenses rose to $42.3 million in the first half of fiscal 2014 from $30.2 million in the first half of fiscal 2013. Oil and gas operating costs increased to $12.4 million in the first half of fiscal 2014, compared with $8.8 million in the first half of fiscal 2013. General and administrative expenses increased 17% to $13.5 million in the first half of fiscal 2014 compared with $11.5 million in the first half of fiscal 2013 due to increases in salaries and professional fees. Depreciation, depletion, and amortization expense increased to $14.7 million in the first half of fiscal 2014 compared with $6.2 million in the first half of fiscal 2013 primarily as a result of increased production from our Alaska properties and Rig-35 being in service during the first half of fiscal 2014.
Operating loss for the first half of fiscal 2014 was $10.5 million compared with an operating loss of $11.1 million in the first half of fiscal 2013.
Other expense was $10.9 million in the first half of fiscal 2014 compared with $4.9 million in other income in the first half of fiscal 2013. The results for the first half of fiscal 2014 included a $7.3 million loss on derivatives compared

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MILL Reports Second Quarter Results

December 10, 2013

with a $6.9 million gain on derivatives in the first half of fiscal 2013. The $6.9 million gain on derivatives in the first half of fiscal 2013 included a $4.3 million gain from the termination of commodity derivative contracts.
Loss before income taxes increased to $21.4 million for the first half of fiscal 2014, compared to a loss before income taxes of $6.2 million for the first half of fiscal 2013.
Adjusted EBITDA rose to $7.1 million for the first half of fiscal 2014 as compared to adjusted EBITDA of $3.2 million in the first half of fiscal 2013.
The Company recorded a net loss attributable to common stockholders of $17.7 million, or $0.40 per diluted share, for the first half of fiscal 2014, compared to a net loss attributable to common stockholders of $6.2 million, or $0.15 per diluted share, for the same period in fiscal 2013.

Outlook
Miller expects to focus on drilling RU-9, WMRU-8, WMRU-9, Olsen Creek #1, and Otter #1, and integrating the North Fork Unit into our operations for the remainder of fiscal 2014. In addition, the Company is continuing its work with Tesoro Corporation on the Trans-Foreland Pipeline.
By adding production from the North Fork Unit, RU-9, WMRU-8, WMRU-9, Olsen Creek #1, and Otter #1 to the existing production from RU-1A, RU-2A, RU-3, RU-4, RU-5B, and Sword #1, the Company expects to reach at least 6,000 BOEPD before the end of fiscal 2014.

Investor Conference Call
Mr. Scott Boruff, CEO of Miller Energy, Mr. David Voyticky, President and Acting CFO, and Mr. David Hall, COO, will host Miller's fiscal 2014 second quarter earnings call. To attend the call, please use the dial in information below. When prompted, ask for the "Miller Energy Resources Q2 2014 conference call".

Date:	December 12, 2013
Time:	4:30 pm Eastern Time US
Dial-In (U.S.):	+1-877-941-1427
International Dial-In:	+1-480-629-9664
Conference ID:	4655499
Webcast:	http://public.viavid.com/index.php?id=107222

Please dial in at least 10-minutes before the call to ensure timely participation.

A playback of the call will be available from 7:30 p.m. ET on December 12, 2013 to 11:59 p.m. ET on December 14, 2013. To listen, call +1-877-870-5176 within the United States or +1-858-384-5517 when calling internationally. Please use the replay pin number 4655499.

About Miller Energy Resources
Miller Energy Resources is an oil and natural gas exploration, production and drilling company operating in multiple exploration and production basins in North America. Miller's focus is in Cook Inlet, Alaska and in the heart of Tennessee's prolific and hydrocarbon-rich Appalachian Basin including the Mississippian Lime and Chattanooga Shale. Miller is headquartered in Knoxville, Tennessee with offices in Anchorage, Alaska and Huntsville, Tennessee. The Company's common stock is listed on the NYSE under the symbol MILL.

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MILL Reports Second Quarter Results

December 10, 2013

Statements Regarding Forward-Looking Information
Certain statements in this press release and elsewhere by Miller Energy Resources¸ Inc. are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve the implied assessment that the resources described can be profitably produced in the future, based on certain estimates and assumptions. Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those anticipated by Miller Energy Resources, Inc. and described in the forward-looking statements. These risks, uncertainties and other factors include, but are not limited to, the potential for Miller to experience additional operating losses; material weaknesses in Miller's internal control over financial reporting and the need to enhance Miller's management, systems, accounting, controls and reporting performance; high debt costs under Miller's existing senior credit facility; potential limitations imposed by debt covenants under the senior credit facility on Miller's growth and ability to meet our business objectives; Miller's ability to meet the financial and production covenants contained in the Apollo Credit Facility; whether Miller are able to complete or commence drilling projects within the expected time frame; litigation risks; the ability to perform under the terms of oil and gas leases, and exploration licenses with the Alaska DNR, including meeting the funding or work commitments of those agreements; uncertainties related to deficiencies identified by the SEC in our Form 10-K for 2011; Miller's ability to successfully acquire, integrate and exploit new productive assets in the future; whether Miller can establish production on certain leases in a timely manner before expiration; the ability to complete the work commitments required as terms of the Susitna Basin Exploration Licenses; the ability to recover proved undeveloped reserves and convert probable and possible reserves to proved reserves; Miller's experience with horizontal drilling; risks associated with the hedging of commodity prices; the dependence on third party transportation facilities; concentration risk in the market for the oil we produce in Alaska; the impact of natural disasters on our Cook Inlet Basin operations; the effect of global market conditions on the ability to obtain reasonable financing and on the prices of Miller's common, Series C and Series D Preferred Stock; the imprecise nature of our reserve estimates; risks related to drilling dry holes or wells without commercial quantities of hydrocarbons; fluctuating oil and gas prices and the impact on Miller's results from operations; the need to discover or acquire new reserves in the future to avoid declines in production; differences between the present value of cash flows from proved reserves and the market value of those reserves; the existence within the industry of risks that may be uninsurable; strong industry competition; constraints on production and costs of compliance that may arise from current and future environmental, FERC and other statutes, rules and regulations at the state and federal level; new regulation on derivative instruments used to manage risk against fluctuating commodity prices; the impact that future legislation could have on access to tax incentives currently enjoyed by Miller; that no dividends may be paid on our common stock for some time; cashless exercise provisions of outstanding warrants; market overhang related to restricted securities and outstanding options, and warrants; the impact of non-cash gains and losses from derivative accounting on future financial results; risks to non-affiliate shareholders arising from the substantial ownership positions of affiliates; the junior ranking of the Series C and Series D Preferred Stock to the Series B Preferred Stock and all indebtedness; the ability to pay dividends on the Series C or Series D Preferred Stock; whether the Series C or Series D Preferred Stock is rated; the ability of the Series C or Series D Preferred Stockholders to exercise conversion rights upon a Change of Control; fluctuations in the market price of the Series C and Series D Preferred Stock; whether additional shares of Series C or Series D Preferred Stock or additional series of preferred stock that rank on parity with the Series C or Series D Preferred Stock are issued; the very limited voting rights held by Series C and Series D Preferred Stockholders; the newness of the Series C and Series D Preferred Stock and their limited trading markets; risks related to the continued listing of the Series C or Series D Preferred Stock on the NYSE; and the effect of the change of control conversion feature of the Series C or Series D Preferred Stock on a potential change in control. Additional information on these and other factors, which could affect Miller's operations or financial results, are included in Miller Energy Resources, Inc.'s reports on file with United States Securities and Exchange Commission including its Annual Report on Form 10-K, as amended, for the fiscal year ended April 30, 2013. Miller Energy Resources, Inc.'s actual results could differ materially from those anticipated in these forward- looking statements as a result of a variety of factors, including those discussed in its periodic reports that are filed with the Securities and Exchange Commission and available on its Web site (www.sec.gov). All forward-looking statements attributable to Miller Energy Resources or to persons acting on its behalf are expressly qualified in their entirety by these factors. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We assume

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MILL Reports Second Quarter Results

December 10, 2013

no obligation to update forward-looking statements should circumstances or management's estimates or opinions change unless otherwise required under securities law.

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MILL Reports Second Quarter Results

December 10, 2013

MILLER ENERGY RESOURCES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(dollars in thousands, except per share data)

	October 31, 2013	April 30, 2013
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$21,885	$2,551
Restricted cash	733	7,531
Accounts receivable	5,838	3,204
Alaska production tax credits receivable	5,448	12,713
Inventory	2,191	3,382
Prepaid expenses and other	5,020	1,183
	41,115	30,564
OIL AND GAS PROPERTIES, NET	554,683	491,314
EQUIPMENT, NET	35,838	37,571
OTHER ASSETS:
Land	542	542
Restricted cash, non-current	11,978	10,207
Deferred financing costs, net	1,723	2,085
Other assets	564	541
	$646,443	$572,824
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$21,314	$13,129
Accrued expenses	14,221	6,338
Short-term portion of derivative instruments	2,863	842
Current portion of long-term debt	6,000	6,000
	44,398	26,309
OTHER LIABILITIES:
Deferred income taxes	147,974	157,530
Asset retirement obligation	20,472	19,890
Long-term portion of derivative instruments	3,463	—
Long-term debt, less current portion	68,006	48,978
	284,313	252,707
MEZZANINE EQUITY:
Series C Cumulative Preferred Stock, redemption amount of $73,593, 3,250,000 shares authorized, 2,892,201 and 1,454,901 shares issued and outstanding as of October 31, 2013 and April 30, 2013, respectively	61,879	31,236

STOCKHOLDERS' EQUITY:
Series D Fixed Rate/Floating Rate Cumulative Redeemable Preferred Stock, cumulative dividend rate 10.5% per annum, 4,000,000 shares authorized, 1,000,000 and 0 shares issued and outstanding as of October 31, 2013 and April 30, 2013, respectively, with liquidation preference of $25.00 per share	23,125	—
Common stock, $0.0001 par, 500,000,000 shares authorized, 44,447,279 and 43,444,694 shares issued and outstanding as of October 31, 2013 and April 30, 2013, respectively	4	4
Additional paid-in capital	94,131	88,184
Retained earnings	182,991	200,693
	300,251	288,881
	$646,443	$572,824

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MILL Reports Second Quarter Results

December 10, 2013

MILLER ENERGY RESOURCES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(dollars in thousands, except per share data)

	Three Months Ended October 31,		Six Months Ended October 31,
	2013	2012	2013	2012
REVENUES:
Oil sales	$18,406	$7,944	$30,664	$15,590
Natural gas sales	283	112	553	195
Other	107	2,754	587	3,287
	18,796	10,810	31,804	19,072
OPERATING EXPENSES:
Oil and gas operating	6,163	4,871	12,428	8,845
Cost of other revenue	304	2,485	588	3,033
General and administrative	7,145	6,208	13,505	11,538
Exploration expense	148	28	434	57
Depreciation, depletion and amortization	9,018	3,062	14,710	6,187
Accretion of asset retirement obligation	301	285	598	569
Other operating income, net	—	(40)	—	(65)
	23,079	16,899	42,263	30,164
OPERATING LOSS	(4,283)	(6,089)	(10,459)	(11,092)
OTHER INCOME (EXPENSE):
Interest expense, net	(1,363)	(1,537)	(3,644)	(1,668)
Gain (loss) on derivatives, net	(4,190)	(2,045)	(7,266)	6,896
Other expense, net	(2)	(300)	(16)	(375)
	(5,555)	(3,882)	(10,926)	4,853
LOSS BEFORE INCOME TAXES	(9,838)	(9,971)	(21,385)	(6,239)
Income tax benefit	4,850	3,741	9,469	2,620
NET LOSS	(4,988)	(6,230)	(11,916)	(3,619)
Accretion of Series A and C preferred stock	(665)	(38)	(1,118)	(2,460)
Series C and D preferred stock accumulated dividends	(2,632)	(131)	(4,668)	(131)
NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(8,285)	$(6,399)	$(17,702)	$(6,210)

LOSS PER COMMON SHARE:
Basic	$(0.19)	$(0.15)	$(0.40)	$(0.15)
Diluted	$(0.19)	$(0.15)	$(0.40)	$(0.15)
WEIGHTED AVERAGE NUMBER OF COMMON SHARES:
Basic	44,081,775	42,542,242	43,768,414	41,984,283
Diluted	44,081,775	42,542,242	43,768,414	41,984,283

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MILL Reports Second Quarter Results

December 10, 2013

MILLER ENERGY RESOURCES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
 (dollars in thousands)

	Six Months Ended October 31,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(11,916)	$(3,619)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion and amortization	14,710	6,187
Amortization of deferred financing fees and debt discount	754	269
Expense from issuance of equity	3,574	4,978
Dry hole costs, leasehold impairments and non-cash exploration expenses	193	—
Deferred income taxes	(9,556)	(2,620)
Excess tax benefits from share-based compensation	87	—
Derivative contracts:
(Gain) loss on derivatives, net	7,266	(6,896)
Cash settlements	(1,782)	3,098
Accretion of asset retirement obligation	598	569
Other	843	—
Changes in operating assets and liabilities:
Receivables	383	1,207
Inventory	1,487	(242)
Prepaid expenses and other assets	(1,420)	(1,393)
Accounts payable, accrued expenses and other	(1,047)	5,119
NET CASH PROVIDED BY OPERATING ACTIVITIES	4,174	6,657

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures for oil and gas properties	(66,171)	(11,228)
Proceeds from Alaska production tax credits	9,668	64
Prepayment of drilling costs	(2,192)	—
Purchase of equipment and improvements	(950)	(7,719)
Proceeds from sale of equipment	—	2,000
NET CASH USED IN INVESTING ACTIVITIES	(59,645)	(16,883)

CASH FLOWS FROM FINANCING ACTIVITIES:
Cash dividends	(3,258)	—
Payments on debt	—	(24,130)
Proceeds from borrowings	20,000	40,000
Debt acquisition costs	(1,900)	(3,799)
Redemption of preferred stock	—	(11,240)
Issuance of preferred stock	56,333	18,330
Equity issuance costs	(3,683)	(1,502)
Exercise of equity rights	2,283	3,831
Restricted cash	5,027	(10,892)
Other	3	—
NET CASH PROVIDED BY FINANCING ACTIVITIES	74,805	10,598
NET CHANGE IN CASH AND CASH EQUIVALENTS	19,334	372

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	2,551	3,971
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$21,885	$4,343
SUPPLEMENTARY CASH FLOW DATA:
Cash paid for interest	$5,712	$5,429
SIGNIFICANT NON-CASH INVESTING AND FINANCING ACTIVITIES:
Capital expenditures in accounts payable and accrued expenses	$15,325	$1,463
Reduction of oil and gas properties and equipment from applications for Alaska production tax credits	$5,642	$—
Accretion of preferred stock	$1,118	$2,460

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MILL Reports Second Quarter Results

December 10, 2013

Regulation G Disclosure - Discussion of Non-GAAP Financial Data and Reconciliation to GAAP
This press release contains non-GAAP financial measures within the meaning of Regulation G and Item 10(e) of Regulation S-K, as promulgated by the SEC. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, including that in our public filings.
To supplement the Company's condensed consolidated financial statements, which statements are prepared and presented in accordance with GAAP, we use non-GAAP adjusted EBITDA, or adjusted Earnings Before Income Taxes, Depreciation and Amortization, as a measure to evaluate earnings by excluding certain non-cash expenses as set forth in the table below. The Company uses this non-GAAP financial measure for financial and operational decision making and as a means to evaluate period-to-period comparisons. Management believes that this non-GAAP financial measure provides meaningful supplemental information regarding the Company's performance and liquidity. The Company believes that both management and investors benefit from referring to this non-GAAP financial measure in assessing performance and when planning, forecasting and analyzing future periods. This non-GAAP financial measure also facilitates management's internal comparisons to historical performance and liquidity as well as comparisons to competitors' operating results. The Company believes this non-GAAP financial measure is useful to investors both because (1) it allows for greater transparency with respect to key metrics used by management in its financial and operational decision making and (2) it is used by our institutional investors and the analyst community to help them analyze the health of the business.

Adjusted EBITDA Reconciliations

	For the Three Months Ended October 31,		For the Six Months Ended October 31,
	2013	2012	2013	2012
	(dollars in thousands)
Loss before income taxes	$(9,838)	$(9,971)	$(21,385)	$(6,239)
Adjusted by:
Interest expense, net	1,363	1,537	3,644	1,668
Depreciation, depletion and amortization	9,018	3,062	14,710	6,187
Accretion of asset retirement obligation	301	285	598	569
Exploration expense	148	28	434	57
Stock-based compensation	1,908	2,639	3,574	4,715
Derivative contracts:
(Gain) loss on derivatives, net	4,190	2,045	7,266	(6,896)
Cash settlements	(1,225)	(963)	(1,782)	3,098
Adjusted EBITDA	$5,865	$(1,338)	$7,059	$3,159

For more information, please contact the following:

MZ Group
Derek Gradwell
SVP, Natural Resources
Phone: 512-270-6990
Email: dgradwell@mzgroup.us
Web: www.mzgroup.us